FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-49876


PROSPECTUS


                         THE BEAR STEARNS COMPANIES INC.

                         423,210 SHARES OF COMMON STOCK


      Certain of the Company's former employees, all of whom are named in this Prospectus, are selling for their own accounts up to 423,210 shares of its Common Stock that they acquired pursuant to the Company's Capital Accumulation Plan for Senior Managing Directors (the "Plan"). The Company will not receive any of the proceeds from such sales.

      The Selling Stockholders propose to sell the shares from time to time in transactions occurring either on or off the New York Stock Exchange at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

      The Selling Stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any profit on the sale of shares by those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

      Bear, Stearns & Co. Inc. and/or Bear, Stearns Securities Corp., subsidiaries of The Bear Stearns Companies Inc., may act as a broker on behalf of one or more of the Selling Stockholders.

      The Common Stock is traded on the New York Stock Exchange under the symbol "BSC". On November 27, 2000 the closing price of the Common Stock on the Exchange was $50 1/16 per share.



      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






                                November 30, 2000

      YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                ----------------


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Where You Can Find More Information.......................................... 2
Certain Definitions.......................................................... 3
The Company.................................................................. 4
Selling Stockholders......................................................... 6
Plan of Distribution........................................................ 10
Experts..................................................................... 11
Validity of the Common Stock................................................ 11



                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any document the Company files at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company has filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

      The SEC allows the Company to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

      The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 1-8989) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

      (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1999;

      (ii) the Quarterly Reports on Form 10-Q for the quarters ended September 24, 1999, December 31, 1999, February 25, 2000, May 26, 2000 and
            August 25, 2000 and the Transition Report on Form 10-Q for the five-month period ended November 26, 1999 and the Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1999;

      (iii) the Current Reports on Form 8-K dated July 21, 1999, July 22, 1999, August 5, 1999, August 9, 1999, October 13, 1999, October 29, 1999,
            December 1, 1999, January 19, 2000, January 25, 2000, March 15, 2000, March 17, 2000, March 22, 2000, April 6, 2000, May 17, 2000,
            June 14, 2000, July 14, 2000, August 10, 2000, September 14, 2000,
            September 20, 2000 and September 28, 2000; and

      (iv)  the description of the Common Stock, which is registered under
            Section 12 of the Exchange Act, set forth under the caption "Description of Capital Stock" contained in the Company's Registration Statement on Form 10, dated September 19, 1985.

      The Company will provide to you without charge a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). You may request copies by writing or telephoning the Company at the Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.


                               CERTAIN DEFINITIONS

      Unless otherwise stated in this Prospectus:

      o the "Company," "we" and "us" refer to The Bear Stearns Companies Inc. and its subsidiaries;

      o     "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

      o     "BSB" refers to Bear Stearns Bank plc;

      o     "BSSC" refers to Bear, Stearns Securities Corp.;

      o     "BSIL" refers to Bear, Stearns International Limited; and

      Bear Stearns, BSB, BSSC and BSIL are subsidiaries of The Bear Stearns Companies Inc.

      o     "AMEX" refers to the American Stock Exchange;

      o "Common Stock" refers to the Common Stock, par value $1.00 per share, of The Bear Stearns Companies Inc.;

      o "NASD" refers to the National Association of Securities Dealers, Inc.; and

      o     "NYSE" refers to the New York Stock Exchange.

                                   THE COMPANY

      The Bear Stearns Companies Inc. is a holding company that, through its subsidiaries, principally Bear Stearns, BSSC, BSIL and BSB, is a leading investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling the Company's proprietary and customer transactions. The Company's business includes:

o market-making and trading in US government, government agency, corporate debt and equity, mortgage-related, asset-backed and municipal securities;

o trading in options, futures, foreign currencies, interest rate swaps and other derivative products;

o     securities, options and futures brokerage;

o     providing securities clearance services;

o managing equity and fixed income assets for institutional and individual clients;

o     financing customer activities;

o     securities lending;

o     securities and futures arbitrage;

o     involvement in specialist activity on both the NYSE and the AMEX;

o     underwriting and distributing securities;

o     arranging for the private placement of securities;

o assisting in mergers, acquisitions, restructurings and leveraged transactions;

o     making principal investments in leveraged acquisitions;

o     engaging in commercial real estate activities;

o     investment management and advisory; and

o     fiduciary, custody, agency and securities research services.

      The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan; from representative offices in Beijing, Buenos Aires, Sao Paulo, Seoul and Shanghai; through international offices in Dublin, Hong Kong, London, Lugano, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Greece and Spain. The Company's international offices provide services and engage in investment activities involving foreign clients and international transactions. Additionally, certain of these foreign offices provide services to US clients. The Company provides trust company and clearance services through its subsidiary, Custodial Trust Company, which is located in Princeton, New Jersey.

      Bear Stearns and BSSC are broker-dealers registered with the SEC. Additionally, Bear Stearns is registered as an investment adviser with the SEC. Bear Stearns and/or BSSC are also members of the NYSE, all other principal US securities and futures exchanges, the National Association of Securities Dealers, the Commodity Futures Trading Commission, the National Futures Association and the International Securities Exchange. Bear Stearns is a "primary dealer" in US government securities as designated by the Federal Reserve Bank of New York.

      BSIL is a full service broker-dealer based in London and is a member of Eurex (formerly the Deutsche Terminborse), the International Petroleum Exchange, the London Commodity Exchange, the London International Financial Futures and Options Exchange, the London Securities & Derivatives Exchange, Marche a Terme International de France, SA and the London Clearing House. BSIL is supervised by and is regulated in accordance with the rules of the Securities and Futures Authority.

      BSB is an Irish-based bank, which was incorporated in 1996 and subsequently granted a banking license under the Irish Central Bank Act, 1971. BSB allows the Company's existing and prospective clients the opportunity of dealing with a banking counterparty.

      The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; the telephone number of the Company is (212) 272-2000. The Company's Internet address is http://www.bearstearns.com.

                              SELLING STOCKHOLDERS

    This Prospectus relates to shares of Common Stock that have been acquired by the Selling Stockholders named below pursuant to the Company's Capital Accumulation Plan for Senior Managing Directors.

    The Selling Stockholders are former employees of the Company and were Senior Managing Directors of Bear Stearns, except as noted. The following table sets forth:

o the name, address and principal position or positions over the past three years with the Company of each Selling Stockholder (other than such Selling Stockholder's prior position as a Senior Managing Director of Bear Stearns);

o the number of shares of Common Stock each Selling Stockholder beneficially owned as of November 6, 2000;

o the number of shares of Common Stock acquired by each Selling Stockholder pursuant to the Plan and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this Prospectus; and

o the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all Shares acquired by such Selling Stockholder pursuant to the Plan and registered under this Registration Statement.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement.

    This table reflects all Selling Stockholders who are eligible to resell and the number of shares of Common Stock available to be resold by such Selling Stockholders.

                                                                                     Shares Beneficially Owned
 Selling Stockholders, Addresses of           Shares               Shares                After This Offering
   Selling Stockholders and Prior          Beneficially          Covered by       -------------------------------
Principal Positions with the Company      Owned (1)(2)(3)      this Prospectus       Number            Percent
------------------------------------      ---------------      ---------------       ------            -------
Andre Backar                                  21,041               9,279              11,762              *
The Sherry Netherlands
781 Fifth Avenue, Suite 1205
New York, NY  10022

Dennis Baum                                    9,092               1,592               7,500              *
128 Baldwin Road
Mt. Kisco, NY  10549

Philip E. Berney                              21,373              20,640                 733              *
133 West 78 Street
New York, NY  10024

Jeffrey Cianci                                11,282              11,132                 150              *
33 Normandy Lane
Riverside, CT  06878

Peter Delaney                                  8,763               7,312               1,451              *
1371 Cooper Road
Scotch Plains, NJ  07076

Lawrence Doyle                                17,418              16,121               1,297              *
128 Byram Shore Road
Greenwich, CT  06830

Peter Drittel                                 11,324              11,324                   -              *
111 Park Avenue
Greenwich, CT  06830

Michael Ehrlich                                8,955               8,955                   -              *
38 Cornwell's Beach Road
Sands Point, NY  11050

Neil T. Eigen                                 25,566              25,566                   -              *
143 N. Passaic Avenue
Chatham, NJ  07928

Phylis Esposito                                5,878               5,878                   -              *
434 East 52 Street PHE
New York, NY  10022

Kevin J. Finnerty                             31,499              30,322               1,177              *
15 Middle Drive
Plandome, NY  11030

Richard N. Greenfield                         17,727              17,727                   -              *
62 Parker Street
Norwell, MA  02061

Michael Hellenbrand                            5,809               5,809                   -              *
424 West End Avenue, Apt 17B
New York, NY  10024

John A. Hirsch                                   484                 484                   -              *
414 Round Hill Road
Greenwich, CT  06831

                                                                                     Shares Beneficially Owned
 Selling Stockholders, Addresses of           Shares               Shares                After This Offering
   Selling Stockholders and Prior          Beneficially          Covered by       -------------------------------
Principal Positions with the Company      Owned (1)(2)(3)      this Prospectus       Number            Percent
------------------------------------      ---------------      ---------------       ------            -------
Jonathan Ilany                                 4,926               4,926                   -              *
12 Heathcote Road
Scarsdale, NY  10583

Wesley Jones                                  11,886               8,314               3,572              *
14 Garden Street
Brooklyn, NY  11201

Steven Kim                                    15,896              15,896                   -              *
Flat 35C, Ying Piu Mansion
1 Breezy Path
Hong Kong

Michael Krall                                  6,970               6,970                   -              *
5311 Genesta Avenue
Encino, CA  91316

Anne Marie Kruszka (4)                         5,574               1,565               4,009              *
6 Woodhollow Drive
Holmdel, NJ  07733

Calleen King Letaconnoux                      32,306              31,739                 567              *
186 Riverside Drive, Apt 15E
New York, NY  10024

David M. Malcolm                                 506                 506                   -              *
460 Long Ridge Road
Bedford, NY  10506

Matthew Mancuso                               15,637              15,637                   -              *
10 Brooks Bend Road
Princeton, NJ  08540

James D. Marver                               12,885               1,354              11,531              *
c/o VantagePoint Venture Partners
1001 Bayhill Drive, Suite 100
San Bruno, CA  94066

Wayne Mueller                                    717                 717                   -              *
82 Fenimore Road
New Rochelle, NY  10804

Salvatore Naro                                17,074              12,598               4,476              *
244 Piping Rock Road
Locust Valley, NY  11560

John F. Otto, Jr.                              8,445               8,220                 225              *
375 Round Hill Road
Greenwich, CT  06831

R. Blaine Roberts                              5,834                  53               5,781              *
7100 Armat Drive
Bethesda, MD  20817

Arif Sarfraz                                   4,391               4,391                   -              *
2 Chesterfield Hill
London, England  W1X 7RP

Julie Silcock                                 10,422               9,643                 779              *
3817 Centenary
Dallas, TX  75225

Susan Spehar (5)                             100,709              99,759                 950              *
85 Leeuwarden Road
Darien, CT  06820

                                                                                     Shares Beneficially Owned
 Selling Stockholders, Addresses of           Shares               Shares                After This Offering
   Selling Stockholders and Prior          Beneficially          Covered by       -------------------------------
Principal Positions with the Company      Owned (1)(2)(3)      this Prospectus       Number            Percent
------------------------------------      ---------------      ---------------       ------            -------

Phil Stern                                     7,496               5,446               2,050              *
3586 Fair Oaks Lane
Long Boat Key, FL  34228

Gregory A. Stoupnitzky                         1,011                 374                 637              *
35 Seville Avenue
Rye, NY  10580

Steven Tishman                                13,783              11,888               1,895              *
1160 Park Avenue, Apt 2D
New York, NY  10128

Steven Winograd                               11,073              11,073                   -              *
180 East End Avenue, Apt 7H
New York, NY  10128

----------------------
* Less than one (1%) percent.

(1) Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent notes.

(2) Includes shares of Common Stock owned by the Selling Stockholders through The Bear Stearns Companies Inc. Employee Stock Ownership Plan (the "ESOP"). Shares owned by the ESOP that are allocated to former employees' accounts are voted on a "pass through" basis by the former employees to whose accounts such shares are allocated. Shares not allocated to accounts and allocated shares for which voting directions have not been received are voted by the trustee of the ESOP in proportion to the manner in which allocated shares are directed to be voted by participants in the ESOP.

(3) Does not include an aggregate of 709,372 shares underlying units credited under the Plan to the indicated individuals because such individuals neither have the present ability to direct the vote nor the ability to dispose of such shares and will not have such rights within 60 days.

(4) Mrs. Anne Marie Kruszka is the designated beneficiary of, and the beneficial owner of the shares credited under the Plan to Joseph Kruszka, a former employee of the Company and Senior Managing Director of Bear Stearns.

(5) Mrs. Susan Spehar is the designated beneficiary of, and the beneficial owner of the shares credited under the Plan to George Spehar, a former employee of the Company and Senior Managing Director of Bear Stearns.

                              PLAN OF DISTRIBUTION

      Shares covered by this Prospectus will be sold by the Selling Stockholders as principals for their own account. The Company will not receive any proceeds from sales of any shares by Selling Stockholders.

      The Selling Stockholders or their pledgees, donees, transferees or other successors in interest (including Bear Stearns to the extent that shares may be sold from a margin account) may sell shares pursuant to this Prospectus from time to time:

      o in transactions (including one or more block transactions) on the NYSE;

      o     in the public market off the NYSE;

      o     in privately negotiated transactions;

      o     through put or call options transactions relating to the shares;

      o     through short sales of shares; or

      o     in a combination of such transactions.

Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder.

    The Selling Stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this Prospectus to any person who purchases any of the shares from or through such broker or dealer.

    Bear Stearns and/or BSSC may act as a broker on behalf of one or more of the Selling Stockholders in connection with sales under this Prospectus and may receive customary commissions in connection therewith. Bear Stearns and BSSC are member firms of the NASD and their activities in connection with the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

    In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers.

                                     EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's 1999 Annual Report on Form 10-K and Current Report on Form 8-K dated September 28, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                          VALIDITY OF THE COMMON STOCK

      The validity of the Common Stock will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.